Exhibit 99.1

Synlogic Reports Third Quarter 2018 Financial Results and Provides Program Updates

– Advancement of SYNB1891, the first Synthetic Biotic™ immuno-oncology candidate to enable Investigational New Drug Application (IND) filing in 2H 2019 –

– Ongoing clinical trials of SYNB1020 and SYNB1618 in patients with data expected in 2019 –

– Management to host conference call and webcast at 5:00 pm ET today –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 13, 2018--Synlogic, Inc. (Nasdaq: SYBX), a clinical stage company applying synthetic biology to beneficial microbes to develop novel, living medicines, today reported its financial results for the third quarter ended September 30, 2018, and provided an update on its programs.

“This is an exciting time for Synlogic, as we continue to explore the breadth of our platform. We have advanced SYNB1891, our dual innate immune activator for the treatment of cancer into IND-enabling studies,” said Aoife Brennan, M.B., B.Ch., Synlogic’s president and chief executive officer. “Our two orally administered Synthetic Biotic medicines, SYNB1618 for the treatment of phenylketonuria and SYNB1020 for the treatment of hyperammonemia, have demonstrated proof of mechanism in healthy volunteers and we look forward to clinical data from the ongoing clinical trials in patients in 2019.”

Recent Highlights
Pipeline

  Presentation of preclinical data highlighting potential of Synthetic Biotic medicines in immuno-oncology (IO) and declaration of first IO clinical candidate at the Society for Immunotherapy of Cancer (SITC) annual meeting. Data presented at the meeting demonstrate the platform’s potential for the treatment of cancer and inflammation and specifically highlight the unique advantages of Synlogic’s approach to stimulate the innate immune system. Based on preclinical data Synlogic is advancing SYNB1891, a STING-agonist producing synthetic biotic strain, into IND-enabling studies. Synlogic hosted an investor and analyst event at the SITC annual meeting, featuring presentations by key opinion leaders (KOLs), and members of Synlogic management who outlined development plans for SYNB1891. A webcast of the event is available on the Synlogic website.

  Presentation of preclinical data supporting continued development of SYNB1020 for the treatment of liver disease at the American Association for the Study of Liver Diseases (AASLD) annual meeting. Preclinical data were presented demonstrating dose dependent lowering of blood ammonia by Synthetic Biotic strains designed to consume ammonia and produce arginine in a rat bile duct ligation model confirming earlier preclinical observations in mouse models of liver disease. In addition, data were presented from studies conducted by Synlogic to establish ammonia measurement parameters and ammonia levels in healthy volunteers at clinical sites that are participating in Synlogic’s ongoing Phase 1b/2a clinical trial of SYNB1020 in patients with cirrhosis and elevated ammonia. Topline data from this clinical trial are now expected in mid-2019 due to slower than expected rates of initiation of clinical trial sites and patient enrollment.
  Announcement of positive interim data from healthy volunteer (HV) arm of its ongoing Phase 1/2a clinical trial evaluating SYNB1618 for the treatment of Phenylketonuria (PKU): Data established a go-forward dose for the treatment arm in patients with PKU and demonstrated a statistically significant, dose-dependent effect on treatment-associated biomarkers, indicating proof-of-mechanism. Synlogic also published preclinical data identifying these same biomarkers in Nature Biotechnology, further supporting SYNB1618’s continued development. The Company continues to evaluate SYNB1618 in patients with PKU in its ongoing Phase 1/2a study and expects to report topline data from this trial in mid-2019.

Corporate

  Appointed Aoife Brennan, M.B., B.Ch., as president and chief executive officer: Dr. Brennan had served as interim president and chief executive officer since May 2018 and joined Synlogic as chief medical officer in 2016.

Third Quarter 2018 Financial Results
As of September 30, 2018, Synlogic had cash, cash equivalents, and short-term investments of $132.6 million.

For the three months ended September 30, 2018, Synlogic reported a consolidated net loss of $10.7 million, or $0.43 per share, compared to a consolidated net loss of $11.9 million, or $1.66 per share, for the corresponding period in 2017.

Research and development expenses were $9.9 million for the three months ended September 30, 2018 compared to $9.0 million for the corresponding period in 2017.

General and administrative expenses for the three months ended September 30, 2018 were $3.4 million compared to $3.2 million for the corresponding period in 2017.

Revenues were $1.8 million for the three months ended September 30, 2018, compared to $0.1 million for the corresponding period in 2017. The revenue for both periods is associated with Synlogic’s collaboration with AbbVie to develop a Synthetic Biotic medicine for the treatment of inflammatory bowel disease. The increase in revenue was primarily the result of the achievement of a $2.0 million milestone under a September 2018 amendment to the AbbVie agreement of which $1.8 million was recognized in revenue in the quarter ended September 30, 2018.

Nine-months Results
For the nine months ended September 30, 2018, the consolidated net loss was $36.5 million, or $1.56 per share, compared to a consolidated net loss of $28.7 million, or $7.87 per share, for the corresponding period in 2017.

Total operating expenses were $40.9 million for the nine months ended September 30, 2018, compared to $31.2 million for the corresponding period in 2017. The increase in operating expenses was primarily due to compensation-related expenses associated with increased headcount and increased external costs associated with development of Synlogic’s Synthetic Biotic programs.

Conference Call & Webcast Information
Synlogic will host a conference call and live webcast today at 5:00 p.m. ET today, Tuesday, November 13, 2018. To access the live webcast, please visit the “Event Calendar” page within the Investors and Media section of the Synlogic website. Alternatively, investors may listen to the call by dialing +1 (844) 815-2882 from locations in the United States or +1 (213) 660-0926 from outside the United States. The conference ID number is 2674209. For those unable to participate in the conference call or webcast, a replay will be available for 30 days on the Investors and Media section of the Synlogic website.

About Synlogic
Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic leverages the tools and principles of synthetic biology to genetically engineer beneficial microbes to perform or deliver critical functions missing or damaged due to disease. Synthetic Biotic medicines are designed to act locally and have a systemic effect to address disease in patients. Synlogic’s two lead programs, SYNB1020 and SYNB1618, are orally administered and target hyperammonemia as a result of liver damage or genetic disease, and phenylketonuria, respectively. Synlogic is also developing SYNB1891 as an intratumorally administered Synthetic Biotic medicine for the treatment of cancer. In addition, the company is leveraging the broad potential of its platform to create additional Synthetic Biotic medicines for the treatment of liver disease, as well as inflammatory and immune disorders, including Synlogic’s collaboration with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases including: inborn errors of metabolism, liver disease, inflammatory and immune disorders, and cancer; the future clinical development of Synthetic Biotic medicines; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; the potential of Synlogic’s technology to treat hyperammonemia and phenylketonuria; and the expected timing of Synlogic’s anticipated clinical trial initiations and availability of clinical trial data. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including: the uncertainties inherent in the preclinical development process; the ability of Synlogic to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

Synlogic, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands)	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Revenue	$1,801	$111	$2,409	$2,333

Operating expenses
Research and development	9,934	8,955	29,167	22,605
General and administrative	3,401	3,231	11,764	8,634
Total operating expenses	13,335	12,186	40,931	31,239
Loss from operations	(11,534)	(12,075)	(38,522)	(28,906)
Other income (expense), net	786	151	2,018	226
Net loss	$(10,748)	$(11,924)	$(36,504)	$(28,680)

Net loss per share attributable to common shareholders - basic and diluted	$(0.43)	$(1.66)	$(1.56)	$(7.87)
Weighted-average common shares used in computing net loss per share attributable to common shareholders - basic and diluted	25,208,117	7,169,241	23,415,242	3,642,125

Synlogic, Inc.
Condensed Consolidated Balance Sheets Data
(unaudited)
(in thousands)
	September 30, 2018	December 31, 2017
Assets
Cash, cash equivalents and short-term investments	$132,623	$87,025
Fixed assets	14,887	9,783
Other assets	4,536	2,891
Total assets	$152,046	$99,699

Liabilities and Stockholders' Equity
Current liabilities	$8,930	$9,027
Long-term liabilities	8,082	5,634
Total liabilities	17,012	14,661
Total stockholders' equity	135,034	85,038
Total liabilities and stockholders' equity	$152,046	$99,699

CONTACT:
Synlogic
Media Contact:
Courtney Heath, 617-872-2462
courtney@scientpr.com
or
Investor Contact:
Elizabeth Wolffe, Ph.D., 617-207-5509
liz@synlogictx.com